Exhibit 15

November 5, 2010
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Filing on the September 30, 2010 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated November 5, 2010 on our reviews of the interim financial information of TrustCo Bank Corp NY for the three and nine month periods ended September 30, 2010 included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2010 is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-123988), and Form S-3 (No. 333-146926).

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP